Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264367

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated June 8, 2022)

Forge Global Holdings, Inc.

25,853,271 Shares of Common Stock Underlying Warrants

3,005,626 Shares of Common Stock Underlying Assumed Warrants and Former Employee Options

12,053,331 Warrants by the Selling Securityholders

115,289,295 Shares of Common Stock by the Selling Securityholders

This Prospectus Supplement supplements the prospectus dated June 8, 2022 (as supplemented to date, the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (Registration Statement No. 333-264367), as amended, filed with the Securities and Exchange Commission (the “Commission”) by Forge Global Holdings, Inc. (the “Company,” “Forge,” “we,” or “us”) and declared effective by the Commission on June 8, 2022. This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2023, which is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The New York Stock Exchange under the symbol “FRGE”. On April 6, 2023, the closing price of our common stock was $1.59 per share.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 13 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement, and any future prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 10, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 10, 2023

Forge Global Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39794	98-1561111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Mission St. Suite 5510 San Francisco, California (Address of principal executive offices)	94105 (Zip Code)
(415) 881-1612
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FRGE	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2023, based upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Forge Global Holdings, Inc. (the “Company”), the Board appointed Debra Chrapaty as a Class I director, with her initial term expiring at the Company’s 2023 annual meeting of stockholders. In addition, the Board appointed Ms. Chrapaty to serve as a member of the Risk Committee of the Board.

Ms. Chrapaty, age 62, brings decades of corporate leadership in large-scale technical infrastructure, cloud, operations management, and product management to the Company. Since July 2022, she has served as the Chief Technology Officer of Toast, the restaurant technology and end-to-end cloud platform company, where she leads engineering, architecture, and infrastructure, including fintech, platform and international services, developer productivity, and cloud. Ms. Chrapaty previously served as the VP and COO of Amazon Alexa from August 2020 to June 2022, leading product growth and monetization, third-party skills and devices, and international product expansion. Prior to this, she served in multiple leadership positions for other well-known brands, including Wells Fargo, the National Basketball Association, E*TRADE, Microsoft, Cisco, and Zynga. Throughout her career, Ms. Chrapaty has also been a valued board member and advisor for many well-known companies. She holds a B.B.A. in Economics from Temple University, an M.B.A. in Information Systems from New York University's Stern School of Business, and participated in the Director’s Consortium, a post-graduate education program for directors serving on public company boards at Stanford University.

Ms. Chrapaty’s compensation as a director will be consistent with the compensation policies applicable to the Company’s other non-employee directors. The Company will enter into its standard form of indemnification agreement with Ms. Chrapaty in connection with her appointment to the Board.

There are no related party transactions between the Company and Ms. Chrapaty (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Chrapaty and any other persons pursuant to which she was appointed a director of the Company, and there are no family relationships between Ms. Chrapaty and any director or executive officer of the Company.

A press release announcing Ms. Chrapaty’s appointment to the Board is attached as Exhibit 99.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 10, 2023.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forge Global Holdings, Inc.

Date: April 10, 2023	By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer